July 30, 2007

For Immediate Release

Sport Supply Group Completes $18.3 Million Equity Raise

Dallas, TX. Sport Supply Group, Inc. (AMEX – RBI) today announced the closing of its previously announced private sale of 1,830,000 shares of common stock at $10.00 per share to an affiliate of Andell Holdings.

The shares of common stock sold by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

About Sport Supply Group

Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 160 direct sales professionals and a family of company-controlled websites.

About Andell Holdings

Andell Holdings (www.andellinc.com) is a Los Angeles-based private investment firm with global business and investment interests. Founded in 1998, Andell’s current activities are divided between investments in private companies, core holdings in publicly traded companies, and partnerships with best-in-class investment managers. The firm acquires and builds ownership stakes in established, well-managed, profitable businesses with solid market positions and strong growth potential. Andell focuses its investments in the following industries: Consumer Products & Services, Sports Related Businesses, Branded/Luxury Goods, Leisure/Lifestyle, Health/Wellness, and Media & Entertainment.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Sport Supply Group, Inc.

Adam Blumenfeld, 972-243-8100

or

For Andell Holdings:

42West

Kelly Mullens, 310-477-4442

Source: Sport Supply Group, Inc.